SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            _________________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2

                               (Amendment No. 3 )*

                            Old Line Bancshares, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    67984M100
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2008
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]    Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67984M100                13G                        Page 2 of 11 Pages

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Jeffrey A. Miller
..      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------

        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)
                                                                     (b)    |X|
--------------------------------------------------------------------------------

        SEC USE ONLY

--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

--------------------------------------------------------------------------------
    NUMBER OF
      SHARES              5.SOLE VOTING POWER                                 0
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH

--------------------------------------------------------------------------------
                          SHARED VOTING POWER                                 0

--------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                            0

--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          0

--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------

        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0%

--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           IN
--------------------------------------------------------------------------------

CUSIP No. 67984M100                   13G                    Page 3 of 11 Pages

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Eric D. Jacobs
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b)   |X|
--------------------------------------------------------------------------------

        SEC USE ONLY

--------------------------------------------------------------------------------

        CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America


--------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                    0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------
                          SHARED VOTING POWER                                 0

--------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                            0

--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON           0

--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0%

--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           IN

--------------------------------------------------------------------------------

CUSIP No. 67984M100                   13G                     Page 4 of 11 Pages

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Miller & Jacobs Capital, L.L.C.
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  66-0624718

--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  0
                                                                     (b)  |X|
--------------------------------------------------------------------------------
        SEC USE ONLY

--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        U.S. Virgin Islands

--------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                    0
     SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------
                          SHARED VOTING POWER                                 0

--------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                               0

--------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                             0

--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON           0


--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0%

--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           CO

--------------------------------------------------------------------------------

CUSIP No. 67984M100                 13G                       Page 5 of 11 Pages

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Acadia Master Fund I, Ltd.
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b)   |X|
--------------------------------------------------------------------------------
        SEC USE ONLY

--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        Cayman Islands
4.

--------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                    0
     SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH

--------------------------------------------------------------------------------
                          SHARED VOTING POWER                                  0

--------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                               0

--------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                             0

--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON           0


--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0%

--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           CO

--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                           Old Line Bancshares, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           1525 Point Ridge Place
                           Bowie, MD 20716

Item 2(a).        Name of Persons Filing:

                           Jeffrey A. Miller
                           Eric D. Jacobs
                           Miller & Jacobs Capital, L.L.C.
                           Acadia Master Fund I, Ltd.
                           (collectively, the "Reporting Persons")


Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal business address of Jeffrey A. Miller, Eric D. Jacobs, and Miller & Jacobs Capital, L.L.C. is:

                           P.O. Box 26039
                           Gallows Bay Station
                           Christiansted, St. Croix, USVI 00824

                  The principal business address of Acadia Master Fund I, Ltd.
                  is:

                           c/o Butterfield Fund Services (Bermuda) Limited Rosebank Centre
                           11 Bermudiana Road
                           Hamilton HM 08
                           Bermuda


Item 2(c).        Citizenship:

                           Jeffrey A. Miller:  United States of America
                           Eric D. Jacobs:  United States of America
                           Miller & Jacobs Capital, L.L.C. is organized in the U.S. Virgin Islands
                           Acadia Master Fund I, Ltd. is organized in the Cayman Islands

Item 2(d).        Title of Class of Securities:

                           Common Stock, $0.01 par value per share

Item 2(e).        CUSIP Number:

                           67984M100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is
                  a:                Not Applicable



         (a)      [  ]     Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
         (b)      [  ]     Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
         (c)      [  ]     Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
         (d)      [  ]     Investment Company registered under Section 8 of the Investment Company Act  of  1940;
                           (15 U.S.C. 80a-8)
         (e)      [  ]     Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E);
         (f)      [  ]     An employee benefit plan or endowment fund in accordance with Sec. 240.13d(Y)1(b)(1)(ii)(F);
         (g)      [  ]     A parent holding company or control person in accordance with Sec. 240.13d-1(b)(ii)(G);
         (h)      [  ]     A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)      [  ]     A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)      [  ]     Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J);
         (k)      [  ]     Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(K);



         If filing as a non-U.S. institution in accordance with Sec. 240.13d-1(b)(1)(ii)(J), please specify the type of institution:______

Item 4.           Ownership.

                  A.  Jeffrey A. Miller

                  (a)  Amount beneficially owned:                                                0
                  (b)  Percent of Class:                                                         0%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                 0
                      (ii) Shared power to vote or to direct the vote:                            0
                      (iii)Sole power to dispose or direct the disposition of:                    0
                      (iv) Shared power to dispose or to direct the disposition of:               0




                  B.  Eric D. Jacobs

                  (a)  Amount beneficially owned:                                                  0
                  (b)  Percent of Class:                                                           0%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                  0
                      (ii) Shared power to vote or to direct the vote:                             0
                      (iii)Sole power to dispose or direct the disposition of:                     0
                      (iv) Shared power to dispose or to direct the disposition of:                0


                  C.  Miller & Jacobs Capital, L.L.C.

                  (a)  Amount beneficially owned:                                                   0
                  (b)  Percent of Class:                                                            0%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                    0
                      (ii) Shared power to vote or to direct the vote:                               0
                      (iii)Sole power to dispose or direct the disposition of:                       0
                      (iv) Shared power to dispose or to direct the disposition of:                  0


                  D.  Acadia Master Fund I, Ltd.

                  (a)  Amount beneficially owned:                                                    0
                  (b)  Percent of Class:                                                             0%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                    0
                      (ii) Shared power to vote or to direct the vote:                               0
                      (iii)Sole power to dispose or direct the disposition of:                       0
                      (iv) Shared power to dispose or to direct the disposition of:                  0


         As calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Jeffrey A. Miller, Eric D. Jacobs, Miller & Jacobs Capital, L.L.C., and Acadia Master Fund I, Ltd. no longer beneficially own, directly or indirectly, any shares of the Issuer's Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable



Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 22, 2009

                                          /s/ Jeffrey A. Miller
                                          ----------------------
                                          Jeffrey A. Miller



                                          /s/ Eric D. Jacobs
                                          -------------------
                                          Eric D. Jacobs


                                          MILLER & JACOBS CAPITAL, L.L.C.


                                          By: /s/ Jeffrey A. Miller
                                              ----------------------
                                          Name: Jeffrey A. Miller
                                          Title:  Managing Member



                                          ACADIA MASTER FUND I, LTD.


                                          By: /s/ Jeffrey A. Miller
                                              ----------------------
                                          Name: Jeffrey A. Miller
                                          Title:  Director





                                  EXHIBIT INDEX


Exhibits

1. Joint Filing Agreement, dated January 22, 2009, among Jeffrey A. Miller, Eric D. Jacobs, Miller & Jacobs Capital, L.L.C., and Acadia Master Fund I, Ltd.

                                    EXHIBIT 1




                             JOINT FILING AGREEMENT



         The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, par value $0.01 per share, of Old Line Bancshares, Inc. is filed jointly, on behalf of each of them.

Dated:  January 22, 2009


                                   /s/ Jeffrey A. Miller
                                   ---------------------
                                   Jeffrey A. Miller



                                   /s/ Eric D. Jacobs
                                   ------------------
                                   Eric D. Jacobs


                                   MILLER & JACOBS CAPITAL, L.L.C.


                                   By: /s/ Jeffrey A. Miller
                                       --------------------
                                   Name: Jeffrey A. Miller
                                   Title:  Managing Member



                                   ACADIA MASTER FUND I, LTD.


                                   By: /s/ Jeffrey A. Miller
                                       ----------------------
                                   Name: Jeffrey A. Miller
                                   Title:  Director